EXHIBIT 99.1

Contact:	Jim Crabbe Chairman VendingData™ Corporation 702-733-7195 jcrabbe@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Corporation Completes
$12 Million Private Placements

Company Completes Previously Announced $10 Million Private Placement and
Receives an Additional $2 Million from Subsequent Private Placement

LAS VEGAS, Nevada — (PR NewsWire)- March 14, 2005–VendingData™ Corporation (AMEX: VNX), today announced that it received the remaining commitments under its previously disclosed $10 million private placement of senior secured convertible notes due February 2008 and that it completed an additional $2 million private placement of senior secured convertible notes due March 2008. The senior notes accrue interest at 10% per annum, are secured by the Company’s assets, require semi-annual interest payments and provide for the payment of the principal and any unpaid interest at maturity. Up to 50% of the then outstanding principal balance of these senior notes can be converted into shares of the Company’s common stock at rate of $1.65 per share.

VendingData™ Corporation intends to use the proceeds from the private placements to fund the build out of the new RandomPlus™ shuffler inventory, operating expenses and general corporate purposes. A portion of the proceeds from the private placements may only be released upon the satisfaction of certain milestones. For additional information, please see VendingData™‘s Form 8-K filed with the United States Securities and Exchange Commission.

The private placement is exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D of the Securities Act of 1933, as amended. The Company is obligated to file a registration statement for the registration of the underlying shares of common stock issuable upon conversion of the Notes. This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes. Philadelphia Brokerage Corporation served as the placement agent for the offering.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. We are committed to the cost-effective development and manufacture of additional new products as a key component of our strategy to broaden our product offerings to the gaming industry. Our products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData™ Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the Company’s inability to meet certain milestones required for the release of a portion of the private placement proceeds, the Company’s inability to register the common stock underlying the senior notes, the Company’s inability to make the semi-annual interest payments and the balloon payment of principal, the restrictions of the Company’s ability to obtain additional debt financing, the Company’s inability to comply with the terms and conditions of the senior notes and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to the Company’s Form 10-QSB for the quarter ended March 31, 2004, June 30, 2004, and September 30, 2004, and, the Company’s Annual Report on form 10-KSB for the year ended December 31, 2003.

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